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                                                                     EXHIBIT 4.1

                    SUNRISE TECHNOLOGIES INTERNATIONAL, INC.

                        2001 EMPLOYEE STOCK PURCHASE PLAN

     I.   PURPOSE

          The Sunrise Technologies International, Inc. 2001 Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of the Corporation and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Corporation through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the "Code").

     II.  DEFINITIONS

          For purposes of plan administration, the following terms shall have the meanings indicated:

          Board means the Corporation's Board of Directors.

          Common Stock means shares of the Corporation's common stock.

          Compensation unless otherwise determined by the Board, means base pay plus any amounts contributed by the Participant to the Corporation's 401(k) Plan or 125 Plan from compensation paid to the Participant by the Corporation, but expressly excludes, without limitation, overtime pay, profit sharing distributions and other incentive compensation, bonuses, commissions and automobile allowances, and all contributions (other than to the Corporation's 401(k) Plan or 125 Plan) made on the Participant's behalf by the Corporation to any employee benefit or welfare plans.

          Corporation means Sunrise Technologies International, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Sunrise Technologies International, Inc. which shall by appropriate action adopt the Plan.

          Corporate Affiliate means any corporation which is a parent or subsidiary corporation of the Corporation (as determined in accordance with Code
Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.

          Effective Date means the first day of the initial offering period scheduled to commence upon the later of (i) January 1, 2001 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan. However, for any Corporate Affiliate which becomes a Participating Corporation in the Plan after the first day of the initial offering period, a subsequent Effective Date shall be designated with respect to participation by its Eligible Employees.
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          Eligible Employee means any person who is engaged, on a
regularly-scheduled basis of more than twenty (20) hours per week and more than five (5) months per calendar year, in the rendition of personal services to the Corporation or any other Participating Corporation for earnings considered wages under Section 3121(a) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Corporation. Where the period of leave exceeds ninety (90) days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave.

          Entry Date means the date an Eligible Employee first joins the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Date.

          Participant means any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

          Participating Corporation means the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.

          Semi-Annual Entry Date means the first day of January and the first day of July during each calendar year within an offering period in effect under the Plan. The earliest Semi-Annual Entry Date under the Plan shall be January 1, 2001.

          Semi-Annual Period of Participation means each semi-annual period for which the Participant actually participates in an offering period in effect under the Plan. There shall be a maximum of four (4) semi-annual periods of participation within each offering period. Except as otherwise designated by the Plan Administrator, the first such semi-annual period shall be measured from the start date of the offering period until the last day in June; the next such semi-annual period shall then be measured from the first day in July to the last day in December; the third semi-annual period shall then begin on the first day in the following January and end on the last day in the following June; and the final semi-annual period within the offering period shall begin on the first day of the following July and end on the last day of the following December.

          Semi-Annual Purchase Date means the last day of June and December each year on which shares of Common Stock are automatically purchased for Participants under the Plan.

     III. ADMINISTRATION


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          The Plan shall be administered by a committee (the "Plan
Administrator") comprised of two or more non-employee Board members appointed from time to time by the Board. The Plan Administrator shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of
Section 423 of the Code. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

     IV.  OFFERING PERIODS

          A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article X.

          B. The Plan shall be implemented in a series of successive offering periods, each to be of a duration of twenty-four (24) months or less as designated by the Plan Administrator prior to the start date. However, the initial offering period will begin upon the later of (i) January 1, 2001 or (ii) the effective date of the S-8 Registration Statement covering the shares of Common Stock issuable under the Plan and will end on December 31, 2002. The next offering period shall commence on July 1, 2001, and subsequent offering periods shall commence as designated by the Plan Administrator.

          C. Under no circumstances shall any offering period commence under the Plan, nor shall any shares of Common Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Board or the Corporation's stockholders and (ii) the Corporation shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable statutory and regulatory requirements.

          D. The Participant shall be granted a separate purchase right for each offering period in which such Participant participates. The purchase right shall be granted on the Entry Date on which such individual first joins the offering period in effect under the Plan and shall be automatically exercised in successive semi-annual installments on the last day of June and December each year. Accordingly, each purchase right may be exercised up to two (2) times each calendar year it remains outstanding.

          E. The acquisition of Common Stock through participation in the Plan for any offering period shall neither limit nor require the acquisition of Common Stock by the Participant in any subsequent offering period.

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     V.   ELIGIBILITY AND PARTICIPATION

          A. Each Eligible Employee of a Participating Corporation shall be eligible to participate in the Plan in accordance with the following provisions:

          (i) An individual who is an Eligible Employee on the start date of the offering period may enter that offering period on such start date, provided (I) such individual has, on such start date, completed thirty (30) days of continuous service with the Corporation or any Corporate Affiliate and (II) such individual enrolls in the offering period on or before such date in accordance with Section V.B below. That start date shall then become such individual's Entry Date for the offering period, and on that date such individual shall be granted a purchase right for the offering period. Should such Eligible Employee not enter the offering period on the start date, then such individual may not subsequently join that particular offering period on any later date.

          (ii) An individual who is not an Eligible Employee on the start date of the offering period may subsequently enter that offering period on the first Semi-Annual Entry Date on which such individual is an Eligible Employee, provided (I) such individual has, on such start date, completed thirty (30) days of continuous service with the Corporation or any Corporate Affiliate and (II) such individual enrolls in the offering period on or before such date in accordance with Section V.B below. That Semi-Annual Entry Date shall then become such individual's Entry Date for the offering period. Should such Eligible Employee not enter the offering period on the first Semi-Annual Entry Date on which such individual is first eligible to join the offering period, then such individual may not subsequently join that particular offering period on any later date.

          B. To participate for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and payroll deduction authorization) and file such forms with the Plan Administrator within the time specified by the Plan Administrator before such individual's scheduled Entry Date.

          C. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any whole percentage or specific dollar amount not in excess of fifteen percent (15%) of the Compensation paid to the Participant during each Semi-Annual Period of Participation within the offering period. The deduction rate so authorized shall continue in effect for the remainder of the offering period, except to the extent such rate is changed in accordance with the following guidelines:

          (i) The Participant may, within the time specified by the Plan Administrator during the Semi-Annual Period of Participation, increase or decrease the rate of payroll deduction. Such increase or decrease shall become effective as soon as possible after filing of the requisite increase or decrease form with the Plan Administrator (or its designate), but


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     the Participant may not effect more than one such increase or decrease during the same Semi-Annual Period of Participation.

          (ii) The Participant may, within the time specified by the Plan Administrator prior to the new Semi-Annual Period of Participation within the offering period, increase or decrease the rate of the payroll deduction by filing the appropriate form with the Plan Administrator (or its designate). The new rate (which may not exceed the fifteen percent (15%) maximum) shall become effective as of the first date of the first Semi-Annual Period of Participation following the filing of such form.

          Payroll deductions will automatically cease upon the termination of the Participant's purchase right in accordance with the applicable provisions of
Section VII below.

          D. In no event may any Participant's payroll deductions for any one Semi-Annual Period of Participation exceed twelve thousand five hundred dollars ($12,500.00).

     VI.  STOCK SUBJECT TO PLAN

          A. The Common Stock which may be purchased by Participants under the Plan shall, solely in the discretion of the Plan Administrator, be made available from either authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Corporation, including shares of Common Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed three hundred thousand (300,000) shares (subject to adjustment under Section VI.B below).

          B. In the event any change is made to the Corporation's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares which may be purchased per Participant during each Semi-Annual Period of Participation, (iii) the class and maximum number of shares which may be purchased in the aggregate by all Participants on any one purchase date under the Plan and (iv) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

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     VII. PURCHASE RIGHTS


          An Employee who participates in the Plan for a particular offering period shall have the right to purchase shares of Common Stock, in a series of successive semi-annual installments during such offering period, upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          A. Purchase Price. Common Stock shall be issuable at the end of each Semi-Annual Period of Participation at a purchase price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share at the close of business on the last trading day prior to the Participant's Entry Date into the offering period or (ii) the fair market value per share at the close of business on the last trading day on which such Semi-Annual Period of Participation ends. However, for each Participant whose Entry Date is other than the start date of the offering period in effect under the Plan, the clause (i) amount shall in no event be less than the fair market value of the Common Stock at the close of business on the last trading day prior to the start date of such offering period.

          B. Valuation. For purposes of determining the fair market value per share of Common Stock on any relevant date, the following procedures shall be in effect:

                    (i) If the Common Stock is listed on a national or regional securities exchange or market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its fair market value shall be the closing sales price for such stock (or the mean of the closing bid and asked prices, if no sales were reported) as reported on such date (or, if such day is not a trading day, on the last trading day prior to such date) in THE WALL STREET JOURNAL or such other source as the Board deems reliable;

                    (ii) If the Common Stock is regularly quoted by a recognized securities dealer but sales prices are not reported, its fair market value shall be the mean of the closing bid and asked prices for the Common Stock on such date (or, if such day is not a trading day, on the last trading day prior to such date), as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable;

                    (iii) In the absence of an established market for the Common
               Stock, the fair market value thereof shall be determined in good faith by the Board.

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          C.   Number of Shares Available for Purchase. The number of shares available for purchase per Participant for each Semi-Annual Period of Participation shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during such Semi-Annual Period of Participation by the purchase price in effect for the Semi-Annual Purchase Date on which such Semi-Annual Period of Participation ends. However, no Participant may, during any one Semi-Annual Purchase Period, purchase more than one thousand five hundred (1,500) shares of Common Stock, subject to periodic adjustment under Section VI.B.

          Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any of its Corporate Affiliates.

          D. Payment. Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the Participant's Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Corporation and may be used for general corporate purpose.

          E. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:

          (i) A Participant may, within the time specified by the Plan Administrator before the last day of the Semi-Annual Period of Participation, terminate such Participant's outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator (or its designate). No further payroll deductions shall be collected from the Participant with respect to the terminated purchase and any payroll deductions collected for the Semi-Annual Period of Participation in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Semi-Annual Purchase Date. If no such election is made, then such funds shall be refunded as soon as possible after the close of such Semi-Annual Period of Participation.

          (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which such terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) on or before the date such individual is first eligible to join the new offering period.


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          (iii) If the Participant ceases to remain an Eligible Employee by reason of death while such individual's purchase right remains outstanding, then the designated beneficiary of such individual shall have the election, exercisable up until the end of the Semi-Annual Period of Participation in which the Participant ceases Eligible Employee status, to have any payroll deductions collected for the Semi-Annual Period of Participation immediately refunded or have such funds held for the purchase of shares on the Semi-Annual Purchase Date immediately following. If no such election is made, then such funds shall be refunded as soon as possible after the close of such Semi-Annual Period of Participation. In all other termination events, the funds shall automatically be refunded. In no event, however, may any payroll deductions be made on the Participant's behalf following such Participant's cessation of Eligible Employee status.

          F. Stock Purchase. Shares of Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions above) on each Semi-Annual Purchase Date. The purchase shall be effected by applying each Participant's payroll deductions for the Semi-Annual Period of Participation ending on such Semi-Annual Purchase Date (together with any carryover deductions from the preceding Semi-Annual Period of Participation) to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of shares available for purchase set forth above) at the purchase price in effect for such Semi-Annual Period of Participation. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be held for the purchase of Common Stock in the next Semi-Annual Period of Participation. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares available for purchase by the Participant for that Semi-Annual Period of Participation shall be promptly refunded to the Participant.

          G. Proration of Purchase Rights. Not more than one thousand five hundred (1,500) shares of Common Stock, subject to periodic adjustment under
Section VI.B, may be purchased in the aggregate by all Participants on any one Semi-Annual Purchase Date under the Plan. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares available for purchase in the aggregate on such date or (ii) the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded to such Participant.

          H. Rights as Stockholder. A Participant shall have no stockholder rights with respect to the shares subject to such Participant's outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the


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Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

          A Participant shall be entitled to receive, as soon as practicable after each Semi-Annual Purchase Date, a stock certificate for the number of shares purchased on the Participant's behalf. Such certificate may, upon the Participant's request, be issued in the names of the Participant and such Participant's spouse as community property or as joint tenants with right of survivorship.

          I. Assignability. No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

          J. Change in Ownership. Should the Corporation or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Corporation by means of:

               (i) a sale, merger or other reorganization in which the Corporation will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Corporation is incorporated), or

               (ii) a reverse merger in which the Corporation is the surviving corporation but in which more than fifty percent (50%) of the Corporation's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each Participant for the Semi-Annual Period of Participation in which such transaction occurs to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the lower of (1) the fair market value of the Common Stock on the Participant's Entry Date into the offering period in which such transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Articles VII and VIII shall continue to apply to any such purchase, and the clause (i) amount above shall not, for any Participant whose Entry Date for the offering period is other than the start date of such offering period, be less than the fair market value of the Common Stock on such start date.

          The Corporation shall use its efforts to provide at least ten (10) days advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.


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     VIII. ACCRUAL LIMITATIONS

          A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and
(ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Corporation or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

          B. For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

          (i) The right to acquire Common Stock under each such purchase right shall accrue in a series of successive semi-annual installments as and when the purchase right first becomes exercisable for each semi-annual installment on the last day of each Semi-Annual Period of Participation for which the right remains outstanding.

          (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

          (iii) If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Semi-Annual Period of Participation, then the payroll deductions which the Participant made during that Semi-Annual Period of Participation with respect to such purchase right shall be promptly refunded.

          C.   In the event there is any conflict between the provisions of this
Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

     IX.  STATUS OF PLAN UNDER FEDERAL TAX LAWS

          The Plan is designed to qualify as an employee stock purchase plan under Code Section 423. Accordingly, the Participant will not recognize any taxable income at the time one or more shares of Common Stock are purchased on such Participant's behalf on any Semi-Annual Purchase Date under the Plan.


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     X.   AMENDMENT AND TERMINATION

          A. The Board may alter, amend, suspend or discontinue the Plan following the close of any Semi-Annual Period of Participation. However, the Board may not, without the approval of the Corporation's stockholders:

               (i) materially increase the number of shares issuable under the Plan other than as provided in VI.A or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Semi-Annual Period of Participation under the Plan, except that the Plan Administrator shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Corporation's capital structure pursuant to Section VI.B;

               (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares issuable under the Plan; or

               (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

          B. The Corporation shall have the right, exercisable in the sole discretion of the Plan Administrator, to terminate all outstanding purchase rights under the Plan immediately following the close of any Semi-Annual Period of Participation. Should the Corporation elect to exercise such right, then the Plan shall terminate in its entirety. No further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall thereafter be collected, under the Plan.

     XI.  AUTOMATIC TRANSFER TO LOW PRICE OFFERING PERIOD.

          To the extent permitted by any applicable laws, regulations or stock exchange or market system rules, if the Fair Market Value of the Common Stock on any Semi-Annual Purchase Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Entry Date of such Offering Period, then all Participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Semi-Annual Purchase Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof in accordance with the terms and conditions of their enrollment forms then in effect.


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     XII. GENERAL PROVISION

          A. The Plan shall become effective on the designated Effective Date, provided that no offering period shall commence, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the Board or the Corporation's stockholders and (ii) the Corporation shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such Corporation compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect.

          B. Subject to Section X.B, the Plan shall terminate upon the earlier of (i) December 31, 2010 or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.

          C. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

          D. Neither the action of the Corporation in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Corporation or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

          E. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.


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